FOR IMMEDIATE RELEASE

For further information contact:
FLAG Financial Corporation-John S. Holle (706/845-5005)
Middle Georgia Bankshares, Inc.-J. Daniel Speight, Jr. (912/268-2056)

         FLAG FINANCIAL CORPORATION AND MIDDLE GEORGIA BANKSHARES, INC.
                              ANNOUNCE COMBINATION

(October 28, 1997) FLAG Financial Corporation, parent company of First Federal Savings Bank of LaGrange, Georgia, and Middle Georgia Bankshares, Inc. (MGB), parent company of Citizens Bank, Vienna, Georgia, today announced the execution of a definitive agreement to combine their two operations by means of a tax-free merger. The transaction will be accounted for as a pooling of interests.

The proposed combination is subject to final due diligence, regulatory approval and approval by the shareholders of both corporations. The combination is projected to be completed at the end of the first quarter of 1998. Under the terms of the proposed agreement, shareholders of MGB will receive 15.75 shares of FLAG Financial Corporation common stock for each share of MGB. Total outstanding shares of FLAG Financial Corporation will increase from approximately 2,037,000 to approximately 3,049,300 at closing.

John S. Holle, Chairman and Chief Executive Officer of FLAG Financial Corporation, commented: "This combination represents the joining together of two extremely competent and complementary organizations. Over the past several years, FLAG has been aggressively restructuring its balance sheet by increasing its commercial and consumer lending and decreasing its reliance on traditional one-to-four-family mortgages. The ability to combine our operations with those of a first-quality commercial banking organization like MGB, particularly given their traditional emphasis on high earnings multiples, technology and specialized lending opportunities, is a unique opportunity for FLAG."

Dan Speight, Chief Executive Officer of MGB, stated: "This combination will provide the management team of the combined organization with an outstanding holding company that will create an innovative vision for the future. John Holle and I have worked together on a number of committees and boards over time. We share a common view of the importance of customer service, community involvement and the people we work with. We plan to grow in size and profitability by emphasizing the local touch and creating an atmosphere of support from the holding company to our respective banks. Our shared vision should be an attractive alternative to other similarly situated financial institutions. We are excited at the prospect of being able to work together to enhance value for our shareholders."

Under the terms of the proposed combination, the Board of Directors of FLAG will be restructured to include five members of the existing Board of Directors of FLAG and two members of the existing Board of Directors of MGB. John S. Holle will be Chairman of the Board of the resulting organization, and Dan Speight will become President and Chief Executive Officer of FLAG. Mr. Holle continued, "In banking today, there are few assets as valuable as human capital. We are not only increasing our size by fifty percent, but we are dramatically increasing our management depth and breadth by integrating Dan Speight and members of his team into the Holding Company structure. This is a true merger of peers, one in which we believe the whole will greatly exceed the sum of the parts."

FLAG Financial Corporation, which is based in LaGrange along the I-85 corridor in west central Georgia, had assets at September 30, 1997 of $238,463,000, deposits of $177,639,000, loans of $160,131,000 and net income for the quarter of $502,000. First Federal Savings Bank of LaGrange has five offices, all of which are located in LaGrange, Troup County, Georgia. Middle Georgia Bankshares, Inc., based in Unadilla, Georgia along the I-75 corridor just south of Macon, Georgia, had assets at September 30, 1997 of $119,948,000, deposits of $104,488,000, loans of $86,597,000 and net income for the quarter of $320,000. Citizens Bank has offices in Vienna, Unadilla, Pinehurst, Byromville and, as of June 6, 1997, Montezuma, Georgia. Citizens Bank anticipates opening an office in Oglethorpe, Georgia, by year end. The Montezuma and Oglethorpe offices were acquired from Wachovia Bank. In addition to their full-service banking offices, First Federal has a full-service mortgage operation, which includes a mortgage production office in Columbus, Georgia, operating as Piedmont Mortgage Services, and Citizens Bank has a consumer lending office. On a combined pro forma basis at September 30, 1997, the organization would have had total assets of $358,411,000, deposits of $282,127,000 and loans of $246,728,000. Both financial institutions are recipients of The Quality Service Award given by Community Bankers Association of Georgia, in recognition of outstanding service provided to customers and the community.

Mr. Speight, commenting on the operational strength of the combined organization, noted: "The combined organization will have greater financial strength and depth than either bank could achieve independently in the short term. This combination will allow us to expand our product lines and our geographic scope. Though both institutions are oriented to the major interstate corridors through central Georgia, each lending market has differing strengths, providing greater asset diversification for the combined organization. Our goal is to be able to put this greater financial strength to work to build a great community-based banking organization."

Shares of FLAG  trade on the  NASDAQ  National  Market  System  under the symbol
"FLAG."